Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

TEXAS UNITED BANCSHARES, INC.

Dated as of July 18, 2006

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		Page
Section 13.13	Binding on Successors	61
Section 13.14	Gender	61
Section 13.15	Disclosures	61

Exhibit A:	Voting Agreement and Irrevocable Proxy
Exhibit B:	Form of Affiliate Letter
Exhibit C:	Form of Noncompetition Agreement
Exhibit D:	Form of Release Agreement from Officers and Directors

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LIST OF SCHEDULES

Schedule 3.1(h)	Subsidiaries
Schedule 3.2(c)(ii)	Subsidiary Stock
Schedule 3.2(d)	Company Stock Options
Schedule 3.2(e)	Company Restricted Stock
Schedule 3.4	Investments
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.8(a)	Real Estate
Schedule 3.8(e)	Building Condition
Schedule 3.9	Personal Property
Schedule 3.11	Litigation
Schedule 3.12(b)	Extension to File Tax Returns
Schedule 3.12(d)	Income Tax Returns
Schedule 3.12(f)	Income Sharing Agreements
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance
Schedule 3.15	No Conflict
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(e)	Payments under Employment Arrangements
Schedule 3.20	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.21	Brokers and Finders
Schedule 3.24	Derivative Contracts
Schedule 3.27	Intellectual Property Rights
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(v)	Branch Closings
Schedule 5.2(b)(viii)	Bonus Payments
Schedule 5.2(b)(xviii)	Capital Expenditures
Schedule 5.7(a)	Persons to Sign Employment Agreements
Schedule 5.7(b)	Persons to Sign Non-Competition Agreements
Schedule 6.11(a)	Severance Payments
Schedule 7.6	Director Bonus Payments
Schedule 10.4	Persons to Sign Releases
Schedule 10.5	Termination of Employment Agreements
Schedule 11.5	Payment Under Amended Employment Agreement

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of July 18, 2006 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Texas United Bancshares, Inc. (the “Company”), a Texas corporation and financial holding company pursuant to the GLB Act and bank holding company registered under the BHC Act.

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each of the members of the Board of Directors of the Company, certain officers of the Company and the Banks (as defined below) and holders of more than 10% of Company Common Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Company Common Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”) shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that immediately prior to the Merger, Texas United Nevada, LLC (“Intermediate Company”), a Nevada limited liability company and wholly-owned subsidiary of the Company, shall be merged (the “Intermediate Merger”) with and into the Company, with the Company as the surviving entity.

C. Subject to the terms and conditions of a plan of merger to be entered into between each of the Banks (as defined below) and Prosperity Bank (“Prosperity Bank”), a Texas banking association and wholly-owned subsidiary of Prosperity, and in accordance with Section 32.301 of the Texas Finance Code, it is contemplated that following consummation of the Merger, each of (i) Northwest Bank (“Northwest Bank”), a Texas banking association and wholly-owned subsidiary of the Company, (ii) Gateway National Bank (“Gateway Bank”), a national banking association and wholly-owned subsidiary of the Company, (iii) GNB Financial, n.a. (“GNB Bank”), a national banking association and wholly-owned subsidiary of the Company and (iv) State Bank (“State Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be merged with and into Prosperity Bank, with Prosperity Bank as the surviving bank. Northwest Bank, Gateway Bank, GNB Bank and State Bank are referred to herein individually as a “Bank” and collectively as the “Banks”.

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time and L. Don Stricklin shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time and L. Don Stricklin, who shall have entered into an employment agreement with Prosperity, shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of the Company and the shareholders of Prosperity in accordance with the terms of this Agreement, the applicable provisions of law and the respective Articles of Incorporation and Bylaws of the Company and Prosperity. The Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Texas Department of Banking (“TDB”) and the Office of the Comptroller of the Currency (the “OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted as provided in Section 2.2(c), each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.4 hereof)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive one share of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) (the “Exchange Ratio”), plus cash in lieu of any fractional share of Prosperity Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

“Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price (as defined in Section 2.2(d) hereof) by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Adjustment to Exchange Ratio.

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price shall be less than $28.50, the Company may give notice of its intent to terminate the Agreement as provided in Section 9.1(f) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to increase the Exchange Ratio to a number (rounded to the nearest ten thousandth) determined by multiplying (i) the quotient of $28.50 divided by the Average Closing Price of Prosperity and (ii) the Exchange Ratio. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(f)), it shall give prompt written notice to the Company of such election, which notice shall include the revised Exchange Ratio. Any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

(c) Except as provided in Section 6.12 hereof, in the event the Average Closing Price of Prosperity is greater than $34.84, the Exchange Ratio shall be adjusted to a number determined by multiplying (i) the quotient of $34.84 divided by the Average Closing Price of Prosperity and (ii) the Exchange Ratio.

Section 2.3 Treatment of Company Stock Options.

(a) At any time prior to the Closing Date, each option to acquire shares of Company Common Stock (“Company Stock Option”) may be purchased or acquired by the Company or exercised for cash by the holder in accordance with its terms. Notwithstanding anything in any Company Stock Option Plan (as defined below) to the contrary, at the Effective Time, each Company Stock Option which is outstanding and unexercised immediately prior thereto pursuant to the Texas United Bancshares, Inc. 1998 Incentive Stock Option Plan, the Texas United Bancshares, Inc. 2004 Stock Incentive Plan, the 1998 Incentive Stock Option Plan for Gateway Holding Company, Inc. or pursuant to a nonqualified stock option agreement with the Company (collectively, the “Company Stock Option Plans”) shall automatically become vested and shall, at the option of the holder, either (i) be cancelled and converted into the right to receive the Cash Option Consideration (as defined below), or (ii) be converted (automatically and without any action on the part of the holder thereof) into the right to receive the Prosperity Option Consideration (as defined below).

“Cash Option Consideration” shall mean, with respect to each Company Stock Option, a cash payment equal to the difference between (1) the Exchange Ratio multiplied by the Average Closing Price and (2) the exercise price of such Company Stock Option as listed on Schedule 3.2(d).

“Prosperity Option Consideration” shall mean an option (a “Prosperity Option”) to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plan and/or agreement evidencing the grant thereunder):

(i) The number of shares of Prosperity Common Stock to be subject to the Prosperity Option (rounded to the nearest whole share) shall be equal to the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio; and

(ii) The exercise price per share of Prosperity Common Stock under the Prosperity Option shall be equal to the exercise price per share of Company Common Stock under the Company Stock Option divided by the Exchange Ratio.

(b) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue a Prosperity Option representing the right to purchase any fractional share of Prosperity Common Stock. In lieu of the issuance of a Prosperity Option to purchase such fractional share, Prosperity shall pay a cash payment determined by multiplying (i) the difference between (A) the Average Closing Price and (B) the exercise price of such Prosperity Option by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive upon the exercise of such Prosperity Option.

(c) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Prosperity Option shall be the same as the Company Stock Option except that all references to the Company shall be deemed to be references to Prosperity.

Section 2.4 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.5 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) to holders of Dissenting Shares pursuant to Section 2.4 hereof, if any, and (B) holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. The Exchange Agent shall promptly deliver the stock certificates representing shares of Prosperity Common Stock and the cash payment upon surrender of certificates representing shares of Company Common Stock.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.5.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.5 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. The Company owns all of the outstanding capital stock of the Intermediate Company free and clear of any lien, charge, claim or other encumbrance. The Intermediate Company, a Nevada limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Except as set forth in Schedule 3.2(c)(ii), the Intermediate Company owns all of the capital stock of the Banks free and clear of any lien, charge, claim or other encumbrance. Northwest Bank, a wholly-owned indirect subsidiary of the Company, is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Gateway Bank, a wholly-owned indirect subsidiary of the Company, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. GNB Bank, a wholly-owned indirect subsidiary of the Company, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. State Bank, a wholly-owned indirect subsidiary of the Company, is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Each of the Company and the Banks has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

(c) Northwest Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB. Northwest Bank does not have “trust powers” and does not conduct trust activities.

(d) Gateway Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC. Gateway Bank does not have “trust powers” and does not conduct trust activities.

(e) GNB Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC. GNB Bank has “trust powers” and conducts trust activities.

(f) State Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB. State Bank does not have “trust powers” and does not conduct trust activities.

(g) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(c) hereof), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(h) Other than as set forth in Schedule 3.1(h), neither the Company nor any of its Subsidiaries (as defined in Section 13.1(c) hereof) (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(i) The deposit accounts of each of the Banks are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by each of the Banks.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 10,695,655 of which are issued and 10,689,560 of which are outstanding as of the date of this Agreement and 280,360 of which are reserved for issuance upon the exercise of stock options, and 500,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The Intermediate Company has issued and outstanding 1,000 membership interests. The authorized capital stock of Northwest Bank consists of 50,000,000 shares of common stock, $0.01 par value per share, all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Gateway Bank consists of 4,000,000 shares of common stock, $2.00 par value per share, 1,055,888 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of GNB Bank consists of 935,202 shares of common stock, $5.00 par value per share, all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of State Bank consists of 101,536 shares of common stock, $5.00 par value per share, all of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries, other than the preferred stock of Trust I, Trust II, Gateway Trust, GNB Trust, Trust III and Trust IV (each as defined in Section 3.23 hereof). The outstanding capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable (except with respect to Gateway Bank and GNB Bank, as provided in 12 U.S.C. 55, (ii) except as set forth in Schedule 3.2(c)(ii), free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) except for the transfer restrictions applicable to the preferred securities issued by Trust I, Trust II, Gateway Trust, GNB Trust, Trust III and Trust IV, there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(d) Schedule 3.2(d) contains a list, as of the date hereof, of the exercise prices, vesting schedules, expiration dates, holders, numbers of shares of Company Common Stock subject to Company Stock Options outstanding, the option plan or agreement under which such options were granted and the aggregate weighted average exercise price and total options outstanding. Except as set forth in Schedule 3.2(d), (i) all Company Stock Options (A) have been duly authorized and (B) were granted at a per share price which was not less than the fair market value per share of Company Common Stock at the date of grant and (ii) all Company Stock Options intended to qualify as “incentive” stock options under Section 422(b) of the Code satisfy all the requirements under the Code for such qualification.

(e) Schedule 3.2(e) contains a list, as of the date hereof, of the vesting schedules, holders, numbers of shares of Company Common Stock subject to forfeiture restrictions (“Company Restricted Stock”) outstanding, the plan or agreement under which such Company Restricted Stock was granted and the total number of shares of Company Restricted Stock outstanding. All shares of Company Restricted Stock have been duly authorized.

(f) Except for the Company Stock Options and Company Restricted Stock, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Common Stock.

(g) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than pursuant to the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Common Stock to which the Company is a party.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement (and any related documents), and the Company and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of May 31, 2006, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true and correct copies of its (i) audited consolidated balance sheets as of December 31, 2005 and 2004, and the related statements of income and statements of changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004, and (ii) unaudited consolidated balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the three months ended March 31, 2006, 2005 and 2004. The Company has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by each of the Banks as of and for the years ended December 31, 2005, 2004 and 2003 and as of and for the three months ended March 31, 2006 and 2005. The audited and unaudited financial information and Call Reports referred to in this Section 3.5(a) are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) Each of the Company Financial Statements fairly presents the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except (i) in the case of the unaudited Company Financial Statements, subject to normally recurring year-end audit adjustments and the absence of notes to such Company Financial Statements and (ii) for the Call Reports, which are in compliance with regulatory accounting principles.

(c) As of the dates of the Company Financial Statements referred to above, neither the Company nor any Subsidiary had any material liabilities, fixed or contingent, except as set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Prosperity.

Section 3.6 Loan Portfolios. With respect to each of the Banks’ loan portfolios, (i) all evidences of indebtedness in original principal amount in excess of $50,000 reflected as assets in the Company Financial Statements as of and for the period ended March 31, 2006, were as of such dates the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Company Financial Statements as of and for the period ended March 31, 2006, was, and the allowance for loan losses to be shown on the Company Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of the Company, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Company and other extensions of credit (including letters of credit or commitments to make loans or extend credit) and (iii) the allowance for loan losses described in clause (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a) segregated by Bank, as of May 31, 2006 (and in the case of State Bank, June 30, 2006), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Company or any regulatory agency with supervisory jurisdiction over the Company, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation could have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of each Bank shown separately (each, a “Watch List”) as of May 31, 2006 (and in the case of State Bank, June 30, 2006). Except as set forth in Schedule 3.7(b), to the knowledge of the Company, there is no loan agreement, note or borrowing arrangement which should be included on a Watch List in accordance with the Company’s ordinary course of business and consistent with prudent banking principles.

Section 3.8 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.8(a) contains a true, correct and complete list of all real property owned or leased by the Company or each of the Banks (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.8(a), title insurance policies for the real property owned referred to in Schedule 3.8(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been or will be furnished or made available to Prosperity.

(b) No lease with respect to any Company Real Property and no deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or a Bank, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s knowledge, the other party thereunder and, to the Company’s knowledge, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of the Company, none of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Company Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) Except as set forth in Schedule 3.8(e), all buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and, to the Company’s knowledge, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9 Personal Property. Except as set forth in Schedule 3.9, the Company and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.10 Environmental Laws. The representations and warranties in this Section 3.10 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties shall be deemed to apply to such matters. To the knowledge of the Company, the Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws. During the term of ownership by the Company, (i) no Company Real Property, (ii) no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries and (iii) to the actual knowledge of the Company, no real property held by the Company or any Subsidiary as collateral, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the knowledge of the Company or any of its Subsidiaries, (A) no asbestos was used in the construction of any portion of any Company Real Property and (B) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill. There are no underground storage tanks used for the storage of Hazardous Materials at any Company Real Property and no underground storage tanks used for the storage of Hazardous Materials have been closed or removed from any Company Real Property. “Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C.. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and its Subsidiaries in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.11 Litigation and Other Proceedings. Except as set forth in Schedule 3.11, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company or any Subsidiary, threatened before any court or administrative body in any manner against the Company or any Subsidiary, or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company does not know of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.12 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Except as set forth in Schedule 3.12(b), neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Banks that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.12(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods beginning after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Banks with respect to all periods beginning after December 31, 2001.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries have participated in any reportable transaction or listed transaction as defined under Section 6011 of the Code. If the Company or any of its Subsidiaries have participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Except as set forth in Schedule 3.12(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor its Subsidiaries have a deferred gain or loss arising out of any Deferred Intercompany Transaction.

(h) Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

(i) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2005, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.20 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.19(a);

(iii) except as set forth in Schedule 3.8(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Banks imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Banks;

(viii) agreement, contract or indenture related to the borrowing by the Company of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or holder of more than ten percent (10%) of the issued and outstanding Company Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features;

(xi) contracts, other than the foregoing, with payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in the Disclosure Schedules or in any document delivered or referred to or described in writing by the Company to Prosperity;

(xii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiii) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xiv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.13 is valid and binding on the Company or any of its Subsidiaries, as the case may be, and is in full force and effect. The Company has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are adequate for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Constituent Documents or (ii) assuming all required shareholder and regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.15 are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.16 Compliance with Laws and Regulatory Filings. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company and the consents of the third parties set forth in Schedule 3.15, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Company except for certain instruments necessary to consummate the Merger contemplated hereby. The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve, the OTS, the FDIC, the TDB, or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects.

Section 3.17 Absence of Certain Changes. Since March 31, 2006 (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.18 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits to any current or former employees, directors or consultants of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its Subsidiaries, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) No employee benefit plans of the Company or its ERISA Affiliates (as defined below) (the “Company Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. No Company Plan is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company now or following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) Schedule 3.19(e) sets forth an accurate list of all contracts, agreements, plans or arrangements, formal or informal, covering employees, former employees or directors of the Company under which completion of the transactions contemplated hereby could result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, former employee or director of the Company. Schedule 3.19(e) further sets forth reasonable estimates of severance benefits payable under the employment or change in control agreements and an analysis regarding any amounts that could be considered “excess parachute payments” within the meaning of Section 280G of the Code or gross-up payments relating thereto. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state laws, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or welfare benefits to any current or former employee of the Company or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, fully accrued for on the Company Financial Statements.

Section 3.21 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.21, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.22 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $49,906,000 in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $7,120,000 of 10.60% Junior Subordinated Deferrable Interest Debentures due 2030 issued by TXUI Statutory Trust I (“Trust I”) pursuant to an Indenture dated as of September 7, 2000 (“Trust I Indenture”) between the Company and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as Trustee (“U.S. Bank”). Trust I has issued and outstanding $7,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of September 7, 2000 among the Company, U.S. Bank, as Property Trustee and the administrative trustees named therein;

(ii) $5,155,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued by TXUI Statutory Trust II (“Trust II”) pursuant to an Indenture dated as of December 19, 2003 (“Trust II Indenture”) between the Company and Wilmington Trust Company, as Trustee. Trust II has issued an outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of December 19, 2003 among the Company, Wilmington Trust Company, as Property Trustee, and the administrative trustees named therein;

(iii) $4,124,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032 issued by Gateway Statutory Trust I (“Gateway Trust”) pursuant to an Indenture dated as of March 26, 2002 (“Gateway Trust Indenture”) between the Company and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as Trustee (“U.S. Bank”). Gateway Trust has issued an outstanding $4,0000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of March 26, 2002 among the Company, as successor in interest to Gateway Holding Company, Inc., U.S. Bank, as Property Trustee, and the administrative trustees named therein;

(iv) $5,155,000 of 9.95% Junior Subordinated Deferrable Interest Debentures due 2031 issued by GNB Capital Trust I (“GNB Trust”) pursuant to an Indenture dated as of November 28, 2001 (“GNB Trust Indenture”) between the Company and Wilmington Trust Company, as Trustee. GNB Trust has issued an outstanding $5,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of November 28, 2001 among the Company, as successor in interest to GNB Bancshares, Inc., Wilmington Trust Company, as Property Trustee, and the administrative trustees named therein; and

(v) $15,980,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 issued by TXUI Statutory Trust III (“Trust III”) pursuant to an Indenture dated as of November 30, 2005 (“Trust III Indenture”) between the Company and U.S. Bank National Association, as Trustee. Trust III has issued an outstanding $15,500,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Declaration of Trust dated as of November 30, 2005 among the Company, U.S. Bank National Association, as Property Trustee, and the administrative trustees named therein; and

(vi) $12,372,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 issued by TXUI Statutory Trust IV (“Trust IV”) pursuant to an Indenture dated as of March 31, 2006 (“Trust IV Indenture”) between the Company and Wilmington Trust Company, as Trustee. Trust IV has issued an outstanding $12,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Trust Agreement dated as of March 31, 2006 among the Company, Wilmington Trust Company, as Property Trustee, and the administrative trustees named therein.

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were created, offered and sold in compliance with all applicable legal requirements in all respects.

Section 3.24 Derivative Contracts. Except as set forth in Schedule 3.24, neither the Company nor any Bank is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.25 Deposits. No deposit of any Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.26 Community Reinvestment Act. Each Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. Each of the Banks has received a rating of “satisfactory” as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the Federal Reserve Board, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of such Bank under the CRA.

Section 3.27 Intellectual Property Rights. Schedule 3.27 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.27, neither the Company nor any Subsidiary is, to their knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary, to their knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Except as set forth in Schedule 3.27, Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28 Fraud; Bank Secrecy Act; USA PATRIOT Act. The Company and each of the Banks have neither had nor suspected any incidents of fraud or defalcation during the last two years. Each of the Company and the Banks are in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, the Company and each of the Banks is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.29 Shareholders’ List. The Company has provided or made available to Prosperity a list of the holders of shares of Company Common Stock as of a date within ten (10) business days prior to the date hereof, containing for the Company’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.30 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Hoefer & Arnett, Incorporated and an oral opinion from Sterne, Agee & Leach, Inc., each dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view, and such opinions will be updated as of the date of the Proxy Statement (defined in Section 3.33 hereof). Such opinions have not been amended or rescinded.

Section 3.31 Sarbanes-Oxley Act Compliance. The Company and its Subsidiaries and any of the officers and directors of the Company and its Subsidiaries, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder by the SEC and Nasdaq.

Section 3.32 Securities and Exchange Commission Reporting Obligations. Since December 31, 2002, the Company has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.33 Company Information. None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) a proxy statement (including any amendment or supplement thereto) to be prepared by the Company in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law (the “Proxy Statement”) and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.4) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act of 1933, as amended (“Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 32,690,544 shares of which are issued and 32,653,456 shares of which are outstanding as of the date of this Agreement and 2,473,016 of which are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders, and has directed that the Agreement be submitted to Prosperity’s shareholders for approval and adoption. Except for the approval of the shareholders of Prosperity, no further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (ii) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2005 and 2004, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2005, 2004 and 2003 and (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income and statements of changes in shareholders’ equity and cash flows as of and for the nine months ended March 31, 2006 and 2005. The financial statements referred to above included in the Form 10-K and the unaudited financial statements included in the Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to the Company.

Section 4.7 Securities and Exchange Commission Reporting Obligations. Since December 31, 2002, Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8 Prosperity Employee Benefit Plans. The employee pension benefit plans and welfare plans (referred to collectively herein as the “Prosperity Plans”) that are sponsored, maintained or contributed to by Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws. None of the Prosperity Plans nor any of their respective related trusts have been terminated (except the termination of any Prosperity Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Prosperity), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Prosperity Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Prosperity Plans are the only employee pension benefit plans covering employees of Prosperity and its Subsidiaries. Prosperity and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Prosperity Plans, other than the benefits due under such plans. Neither Prosperity not any of its Subsidiaries contributes or, has within the last six years contributed to, any multiemployer plan.

Section 4.9 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them, except where such noncompliance would not result in a Material Adverse Effect on Prosperity. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

Section 4.10 Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. Neither Prosperity nor any of its Subsidiaries has executed or filed with any governmental authority any agreement extending the period for assessment and collection of any Tax. Neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.11 Absence of Certain Changes. Since March 31, 2006, (i) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with prudent banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.12 Insurance. All insurance policies owned by Prosperity or by which Prosperity or any of its properties or assets is covered are in full force and effect. All such policies, taken together, provide adequate insurance coverage for the assets and operations of Prosperity for all material risks to which Prosperity is normally exposed in the operation of its business. No insurance has been refused with respect to any operations, properties, or assets of Prosperity nor has any insurance been limited by any insurance carrier that has carried, or received any application for any such insurance during the last three years. Prosperity has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that does not result from any extraordinary loss experience on the part of Prosperity.

Section 4.13 Brokers, Finders and Financial Advisors. Other than Keefe, Bruyette & Woods, Inc., neither Prosperity nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.14 Sarbanes-Oxley Act Compliance. Prosperity and its Subsidiaries and any of the officers and directors of Prosperity and its Subsidiaries, in their capacities as such, are in compliance, in all material respects, with the provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder by the SEC and Nasdaq.

Section 4.15 Prosperity Information. None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

V. COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a the Company Shareholder Meeting at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of the Company will recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and the Company will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (c) the institution or threat of any material litigation against the Company or any Subsidiary or (d) any event or condition that would reasonably be expected to cause any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by law or regulation or (iii) to the extent Prosperity consents in writing (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the Company Stock or other capital stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and prudent banking principles or (C) would exceed $1,000,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Company; provided, that in the event that the

Company desires to make or renew any such loan which would exceed $1,000,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Company via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Company with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except that the Company may issue shares of Company Common Stock upon the exercise of outstanding stock options as provided in Section 3.2 hereof;

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) except as set forth in Schedule 5.2(b)(v), open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and prudent banking practices;

(vii) except as set forth in Schedule 3.19(e), grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

(viii) except as set forth in Schedule 5.2(b)(viii) with respect to 2006 bonus payments, increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Common Stock, other than the payment of dividends from the Banks to the Company and the Company’s regular quarterly cash dividend in an amount no greater than the cash dividend declared with respect to the second quarter of 2006 or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Common Stock;

(x) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xi) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein;

(xii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiii) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and prudent banking practices;

(xiv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off (which approval shall not be unreasonably withheld);

(xv) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xvii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xviii) make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xviii);

(xix) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, in excess of $100,000 or with a final maturity of greater than one year, except that the Company may repay the outstanding junior subordinated debentures issued to GNB Trust pursuant to the GNB Trust Indenture;

(xx) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxi) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiii) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of the Company or any of its Subsidiaries; or

(xxiv) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of March 31, 2006, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books, records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Banks with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in (i) any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including the Registration Statement, and any applicable state securities authorities. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Banks contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

Section 5.5 Standstill Provision. So long as this Agreement is in effect, neither the Company nor any of its Subsidiaries shall and the Company agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to entertain, solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of the Company or the Banks, except where the Board of Directors of the Company determines, based on the written advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of the Company’s Board of Directors to its shareholders. The Company agrees to notify Prosperity of any such unsolicited acquisition proposal orally, within one (1) business day and in writing within two (2) business days of its receipt, and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any such unsolicited acquisition proposal. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, the Company shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of the Company within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Prosperity identifies (by written notice to the Company within five business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of the Company within the meaning of Rule 144. The Company shall use its commercially reasonable best efforts to deliver, or cause to be delivered, to Prosperity not later than the thirtieth (30th) day following the date of execution of this Agreement from each “affiliate” of the Company identified as aforesaid who owns Company Common Stock and will acquire Prosperity Common Stock in the Merger, a letter dated as of the date of delivery thereof in the form of Exhibit B attached hereto.

Section 5.7 Employment Agreements; Non-Competition Agreements.

(a) The Company shall cooperate with and shall assist Prosperity and/or Prosperity Bank to enter into an employment agreement with each of the persons set forth in Schedule 5.7(a) for the terms listed in Schedule 5.7(a).

(b) The Company shall cooperate with and shall assist Prosperity and/or Prosperity Bank to receive a non-competition agreement in the form attached hereto as Exhibit C from each of the persons identified on Schedule 5.7(b).

Section 5.8 [Reserved].

Section 5.9 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Company.

Section 5.10 Ongoing Insurance Coverage. The Company will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (i) current directors and officers insurance policy (or comparable coverage), (ii) employment practices liability insurance and (iii) current bankers blanket bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company.

Section 5.11 Sale of Certain Loans.

(a) Between the date hereof and the Closing Date, the Company shall take all actions necessary and appropriate to sell and transfer, without recourse, to a third party purchaser, each of the loans mutually agreed to between the Company and Prosperity (each an “Identified Loan” and collectively, the “Identified Loans”); provided, however, that the Company may (i) collect the outstanding balances due on such loans or (ii) may charge-off such loans to a zero value rather than sell them. Notwithstanding anything in this Agreement to the contrary, the sale, collection or charge-off of all Identified Loans shall be a condition to Closing. If any of the Identified Loans is sold for a cash purchase price less than at least the unpaid principal balance, plus any accrued but unpaid interest as of the date of sale as reflected in the financial statements of the Company, the after-tax amount of the discount taken on such loan shall be deducted from the Company’s allowance for loan losses.

(b) The Company shall inform Prosperity of all pending Identified Loan sales made pursuant to Section 5.11(a), including the proposed sale price. The Company shall transfer legal and beneficial ownership in and to the Identified Loans to the purchaser thereof by the execution and delivery of all necessary assignments and endorsements, in form appropriate for recording, and the delivery of all escrow amounts, loan files, documents and other information related to the Identified Loans.

Section 5.12 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.8(a), the Company will use its commercially reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Company and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises of the Company or the Banks by Prosperity.

Section 5.13 Trust Preferred Issues.

(a) Immediately following November 14, 2006, but not less than two business days thereafter, the Company shall give notice of its intent to exercise its call rights with respect to the junior subordinated debentures issued to GNB Trust and the related trust preferred securities issued by GNB Trust more particularly described in Section 3.23(a)(iv) (the “GNB Trust Securities”), and the Company shall take all actions necessary and appropriate to redeem such GNB Trust Securities prior to the Closing Date.

(b) As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement.

Section 5.14 Conversion or Cancellation of Company Stock Options. The Company will use its best efforts to cause each of the holders of Company Stock Options to execute and deliver to Prosperity, at least fifteen (15) days prior to the Closing Date, an acknowledgment stating that, based on such holder’s election, such holder’s Company Stock Option shall either (i) be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the Company Stock Option divided by the Exchange Ratio, consistent with the provisions of Section 2.3 hereof or (ii) be cancelled and converted into the right to receive the cash payment set forth in Section 2.3 hereof.

Section 5.15 Treatment of Company Stock Appreciation Rights. At any time prior to the Closing Date, each award for the right to receive the appreciation in the fair market value of shares of Company Common Stock (“Stock Appreciation Right”) may be purchased or acquired by the Company or exercised by the holder thereof in accordance with its terms and solely for cash, notwithstanding any provisions of the Texas United Bancshares, Inc. Stock Appreciation Rights Plan (the “SAR Plan”) or any related SAR agreement to the contrary. At the Effective Time, each Stock Appreciation Right which is outstanding and unexercised immediately prior thereto pursuant to the SAR Plan shall be redeemed (automatically and without any action on the part of the holder thereof) in consideration of a cash payment in an amount equal to the excess of the average of the high and low sales price per share of Company Common Stock on Nasdaq on the date of redemption over the exercise price per share of Company Common Stock specified in the agreement evidencing the grant thereunder (and otherwise subject to the terms of the SAR Plan and/or agreement evidencing the grant thereunder).

Section 5.16 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or any Bank has such right (at Prosperity’s sole cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation, the reasons for such secondary investigation and the identity of any persons who will conduct such secondary investigation(s), (ii) submit a written work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate and resolve in good faith any such comments) and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable written notice to the Company (which notice shall be no less than three (3) business days) of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out. Prosperity shall conduct all such Environmental Inspections and any secondary investigations so as to minimize, to the greatest extent possible, interference with the Company’s business and the business and occupancy of any tenants and in compliance with any access restrictions contained in any lease relating to any Company Real Property. Prosperity, at its sole cost and expense, shall obtain any and all permits, registrations, licenses or authorizations that may be required for any Environmental Inspections or secondary investigations conducted hereunder. The Company shall have the sole right, at the Company’s cost and expense, itself or through its agents or representatives, to (i) accompany Prosperity or its representatives during any on-site visit, inspection, testing or the like, and (ii) to collect split test samples. Prosperity shall promptly remove any recovered petroleum product, contaminated soil, soil cuttings, disposable sampling supplies and well purge water (hereinafter “investigation-derived waste” or “IDW”) generated as a result of any secondary investigations no later than twenty-four (24) hours after such IDW is generated. No such IDW shall ever be stored on or at the any Company Real Property. Prosperity shall be responsible for any and all treatment and disposal of any IDW generated as a result of any such investigations and hereby agrees to list Prosperity as the sole “generator” using Prosperity’s generator identification number on any hazardous or non-hazardous waste manifest(s) necessary for the treatment, storage or disposal of any such IDW. Upon completion of any secondary investigation, Prosperity properly shall close any borings or monitoring wells at any Company Real Property in accordance with applicable law. Prosperity shall, upon completion of any Environmental Inspection or any secondary investigation, restore any Company Real Property to substantially the same or better condition as existed prior to commencement of such work, including restoration of any

Company Real Property to as near the approximate landscaping, grade and pavement as existed prior to any such work as is reasonably possible. Prosperity shall ensure that Prosperity or any representative that tests or inspects any Company Real Property shall maintain (i) commercial general liability insurance insuring Prosperity or its representatives against all liability arising out of any entry or inspections of any Company Real Property pursuant to the provisions hereof and naming the Company as an additional insured, (ii) professional errors and omissions insurance with limits of $1,000,000 each claim and in the aggregate; and (iii) pollution liability insurance of $1,000,000 per claim and in aggregate with coverage extended to include third party liability for death, bodily injury, diminution of value of property, and property damage. Prosperity shall provide the Company with evidence of such insurance coverage prior to any entry or inspection of any Company Real Property.

(b) Except to the extent caused by Company’s gross negligence or willful misconduct, the Company shall not be liable for any injury, damage or loss occurring on any Company Real Property suffered by Prosperity, its agents, representatives, contractors, or employees or others during any Environmental Inspections or secondary investigations. The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. The foregoing indemnities shall survive the Closing, or, if the Closing does not occur, survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior written notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of the lesser of $500,000 or that could reasonably be expected to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank for the storage of Hazardous Materials in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which could reasonably be expected to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Company Real Property, the removal of abatement of which would have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.16(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company (collectively, the “Company Environmental Reports”). The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s sole cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives. Prosperity acknowledges that the Company is providing Prosperity the opportunity to conduct full and complete investigations, examinations and inspections of the Company Real Property and the Company Environmental Reports. Prosperity acknowledges and agrees that (i) the Company Environmental Reports delivered or made available to Prosperity by the Company, or any of its agents or representatives, may have been prepared by third parties and may not be the work product of the Company; (ii) the Company has not made nor is obligated to have made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Company Environmental Reports; (iii) the Company Environmental Reports delivered or made available to Prosperity or its agents or independent contractors is furnished to each of them at the request, and for the convenience of, Prosperity; (iv) the Company expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Company Environmental Reports and Prosperity releases the Company, and their agents and representatives, from any and all liability with respect thereto; and (v) any further distribution of the Company Environmental Reports is subject to Section 7.2 hereof.

(e) The covenants and agreements set forth in this Section 5.16 shall survive Closing, and any termination of this Agreement, indefinitely.

Section 5.17 Intermediate Company Merger. Prior to the Closing Date, the Company shall have undertaken all approvals, filings and other steps necessary to cause the Intermediate Merger to be effected.

Section 5.18 Bank Merger. Prior to the Effective Time, the Company shall cause each Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the merger of each Bank into Prosperity Bank following the Effective Time.

VI. COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Approval of Shareholders of Prosperity.

(a) Prosperity will, as soon as practicable, take all steps under applicable law and its Articles of Incorporation and Bylaws, to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Board of Directors of Prosperity will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, unless otherwise required by their fiduciary duties under applicable law, and Prosperity will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If the transaction is approved by such shareholders, Prosperity will take all reasonable actions to aid and assist in the consummation of the Merger and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which it reasonably considers necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2 Registration Statement. As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company’s shareholders and Prosperity’s shareholders, at the time of the Company Shareholders’ Meeting and the meeting of shareholders of Prosperity, each held to approve the Agreement and the transactions contemplated hereby, and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement and any amendment thereto (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by the Company for use in the Registration Statement or the Prospectus.

Section 6.3 Regulatory Filings and Other Approvals. Prosperity shall as soon as practicable after the execution date of this Agreement, file or cause to be filed all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with this Agreement and the other agreements contemplated hereby. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.4 Nasdaq Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.5 Rule 144 Compliance. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for “Affiliates” of the Company to sell shares of Prosperity Common Stock in accordance with Rule 145 of the Securities Act), Prosperity shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

Section 6.6 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity.

Section 6.7 Assumption of Company Stock Options.

(a) At the Effective Time, each outstanding and unexercised Company Stock Option which the holder thereof has elected to be converted, shall be converted into options to acquire shares of Prosperity Common Stock and shall be assumed by Prosperity as provided in Section 2.3 hereof.

(b) Prosperity shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Prosperity Common Stock for delivery upon exercise of Company Stock Options assumed by Prosperity in accordance with Section 2.3. Immediately following the Effective Time, Prosperity shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Prosperity Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Prosperity shall administer the Company Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Supplemental Indentures. Prosperity agrees that at or prior to the Effective Time it will enter into a supplemental indenture to each of the Trust I Indenture, the Trust II Indenture, the Gateway Trust Indenture, the Trust III Indenture and the Trust IV Indenture assuming the obligations and performance of the covenants of the Company under each such indenture, and, if applicable, supplemental indenture, at the Effective Time.

Section 6.9 Appointment of Directors.

(a) Prosperity agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by one (1) the number of positions on the Prosperity Board of Directors and (ii) cause L. Don Stricklin to be elected or appointed as a director of Prosperity at the Effective Time, if he is willing and eligible to serve as a director of Prosperity.

(b) Prosperity agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by one (1) the number of positions on the Prosperity Bank Board of Directors and (ii) cause L. Don Stricklin to be elected or appointed as a director of Prosperity Bank at the Effective Time, if he is willing and eligible to serve as a director of Prosperity Bank.

Section 6.10 Indemnification.

(d) For a three-year period following the Effective Time, Prosperity (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of the Company or any Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or a Bank to the fullest extent which such Indemnified Parties would be entitled under the Articles of Incorporation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof. Without limiting the foregoing, Prosperity also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation of the Company or the equivalent document of the Banks as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time.

(e) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the

Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

Section 6.11 Certain Company Employee Matters.

(a) Prior to the Effective Time, the Company may accrue for severance payment to key employees of the Company and its Subsidiaries in order to help retain such key employees through the Effective Time (collectively, the “Severance Payments”), provided that (i) the list of such key employees entitled to receive such Severance Payments shall be submitted to, and approved by (such approval not to be unreasonably withheld), Prosperity prior to their accrual, and (ii) the aggregate amount of any such Severance Payments shall not exceed the amount set forth in Schedule 6.11(a). After the Closing, Prosperity agrees to pay any such Severance Payments approved by Prosperity at such times as Prosperity may determine in its sole and absolute discretion.

(b) Subject to the specific provisions of Section 11.5 hereof, Prosperity agrees to pay, at the Effective Time, all payments due under the employment agreements listed in Schedule 3.13(a)(i), and to honor and assume the obligations of the Company under the deferred compensation and salary continuation agreements listed in Schedule 3.20.

(c) On or prior to the Closing Date, Prosperity shall pay to L. Don Stricklin an amount that, on an after-tax basis (including federal income and excise taxes, and state and local income taxes), equals any excise tax imposed on him pursuant to Section 4999 of the Code by reason of amounts payable to him under Section 280G of the Code as set forth in Schedule 3.19(e).

Section 6.12 Participation in Subsequent Transactions. From the date hereof through the Effective Time or the earlier termination of this Agreement, Prosperity shall not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Prosperity or Prosperity Bank or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Prosperity Transaction”), unless such Prosperity

Transaction expressly provides (i) for the acquisition of the Company by Prosperity or a successor entity on the same terms and conditions as provided for in this Agreement and (ii) that if such Prosperity Transaction is completed before the Effective Time, the shareholders of the Company will be entitled to receive consideration in such transaction as if their shares of Company Stock had been converted into Prosperity Common Stock at the effective time of such transaction, without giving effect to any adjustment to the Exchange Ratio that would otherwise be required pursuant to Section 2.2(c) hereof.

Section 6.13 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books, records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (ii) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Prosperity will deliver or make available to the Company all unaudited quarterly financial statements prepared for the internal use of management of Prosperity and all Call Reports filed by Prosperity Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, the Company will return to Prosperity all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

VII. MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality. Prosperity and the Company will not disclose, and will cause their respective representatives to not disclose, directly or indirectly, before or after the consummation or termination of this Agreement, any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) The Company shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date. Prosperity agrees that the employees of the Company who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding stock option plans), sponsored by Prosperity or Prosperity Bank to the extent the Company sponsored a similar type of plan in which the Company Employees participated immediately prior to the Closing Date. To the extent permitted by such plans, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents, unless such waiting periods or exclusions would not have been waived under the similar plans of the Company in which such Company Employee participated immediately prior to the Closing Date. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year. Prosperity further agrees to credit each Company Employee and their eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles already incurred during such year, under the Company’s group health plan.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan).

Section 7.5 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Banks, and in order to keep each party fully advised of all ongoing activities of the other party, subject to the limitation in this Section 7.5, each party agrees to allow the other party (the “Visiting Party”) to designate two representatives (who shall be officers of the Visiting Party), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of the other party (including, but not limited to, meetings of the officers’ loan committee of the other party). Each such party, as the case may be, shall promptly give the Visiting Party prior notice by telephone of all called meetings. Such representatives shall be bound by Visiting Party’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the party hosting the meeting is required or obligated to maintain as confidential under applicable laws or regulations, (iii) matters which the Chairman of the Board determines in his or her reasonable discretion would constitute a conflict of interest or (iv) pending or threatened litigation or investigations if, in the opinion of counsel to the party hosting the meeting, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of the Visiting Party at the other party’s board or committee meetings under this Section 7.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the party hosting the meeting. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the Visiting Party’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 7.6 Director Bonus Payments. Prosperity agrees to pay to each of the directors listed in Schedule 7.6 the bonus payments accrued by the Company and set forth in such schedule, with such payments being made with respect to each director either on the day following the Effective Time or during 2006, as set forth in Schedule 7.6.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a sixty (60) day period commencing with the latest of the following dates:

(a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the regulatory approvals of the Federal Reserve Board, FDIC, TDB and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

IX. TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before March 31, 2007 or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and the Company; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article XI have not been met or waived by the Company. In the event the Board of Directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Prosperity if (i) the Company shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect or (ii) if the conditions set forth in Article X have not been met or waived by Prosperity. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) above, such Board of Directors must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing by either Prosperity or the Company if the approval of the shareholders of Prosperity or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of Prosperity or the Company at which they consider the Agreement.

(e) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(f) This Agreement may be terminated any time prior to Closing by the Board of Directors of the Company at any time during the five-day period following the tenth trading day immediately preceding the Closing Date (the “Determination Date”), if the Average Closing Price of the Prosperity Common Stock shall be less than $28.50, subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option of increasing the Exchange Ratio as set forth in Section 2.2(b) hereof (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 9.1(f).

If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(f).

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Company’s Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of Hoefer & Arnett, Incorporated or an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (g) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(h) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if the Company Board of Directors shall have

(i) resolved to accept an Acquisition Proposal or (ii) withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, in the event of termination of this Agreement by either Prosperity or the Company as provided in Section 9.1 or the abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Prosperity the sum of $15,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by the Company under the provisions of Section 9.1(g), (ii) by either Prosperity or the Company under the provisions of Section 9.1(d), if at the time of any failure by the shareholders of the Company to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within twelve months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any such Acquisition Proposal or (iii) by Prosperity under the provisions of Section 9.1(h). The payment of the Termination Fee shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if such termination payment is required pursuant to clause (ii) of Section 9.3(a), then such termination payment shall become payable within two (2) business days after the execution and delivery by the Company of such definitive agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Company Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, the

Company or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for all or substantially all of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of the Company’s independent financial advisor that the value of the consideration to the Company’s shareholders provided for in such proposal exceeds the value of the consideration to the Company’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (taking into account, in good faith, the written advice of the Company’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company; provided, however, that such a change for purposes of this Section 10.3, does not include a change with respect to, or effect on, the Company resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact the Company more adversely than other similarly situated financial institutions.

Section 10.4 Releases and Resignations. Each person set forth in Schedule 10.4 shall deliver to Prosperity an instrument in the form of Exhibit D hereto dated as of the Closing Date releasing the Company and its Subsidiaries and Prosperity and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument). The directors of each of the Company and the Banks shall have delivered to Prosperity their respective resignations.

Section 10.5 Termination of Company Employment Agreements. Each of the employment agreements between the Company and/or any Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and shall have executed a termination and release agreement with respect to the termination of their respective employment agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.7(a) shall have entered into an employment agreement with Prosperity and/or Prosperity Bank having the terms set forth in Schedule 5.7(a).

(b) Each of the officers, directors and shareholders of the Company set forth in Schedule 5.7(b) shall have entered into a non-competition agreement with Prosperity and/or Prosperity Bank for the time period set forth in Schedule 5.7(b) in the form of Exhibit C hereto.

Section 10.7 Conversion and Cancellation of Company Stock Options. Each of the holders of outstanding Company Stock Options outstanding prior to the Closing Date shall have executed and delivered to Prosperity an acknowledgment stating that such holder’s Company Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of Company Common Stock subject to the original option multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Exchange Ratio, consistent with the provisions of Section 2.3 hereof.

Section 10.8 Completion of Loan Sales. The sale and transfer, without recourse, or the collection or charge-off, of each of the Identified Loans, as contemplated by Section 5.11 hereof, shall have been completed.

Section 10.9 Redemption of GNB Trust Securities. The redemption of the GNB Trust Securities by the Company, as contemplated by Section 5.13(a), shall have been completed.

Section 10.10 Company Indebtedness. The Company and its Subsidiaries shall repay all indebtedness for borrowed money, other than with respect to the debentures issued in connection with the Trust Preferred Issues, and shall have received a release of all of the outstanding shares of capital stock of State Bank owned by the Company pledged as security in connection with a line of credit.

XI. CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement must have been true and correct in all materials respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and the Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate signed by the by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity; provided, however, that such a change for purposes of this Section 11.3, does not include a change with respect to, or effect on, Prosperity resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including, without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity more adversely than other similarly situated financial institutions.

Section 11.4 Opinions of Financial Advisor. The Company shall have received written opinions from its financial advisors that the Merger Consideration is fair to the Company’s shareholders from a financial point of view and such opinion shall not have been withdrawn.

Section 11.5 Amendment of Employment Agreement. The Employment Agreement by and between the Company and L. Don Stricklin dated January 30, 2006 shall have been amended to provide that in lieu of any change of control payments due to Mr. Stricklin pursuant to Section 7 of such agreement and his 2006 bonus, and in consideration of his execution of the non-competition provisions of his employment agreement described in Section 10.6, Mr. Stricklin shall receive the payment set forth in Schedule 11.5 during 2006.

XII. CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals. Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, the OCC and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are unacceptable to Prosperity; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of each of the Company and Prosperity shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.

Section 12.3 Tax Opinion. The Company shall have received an opinion of counsel to the Company, and Prosperity shall have received an opinion of counsel to Prosperity, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.5, 6.7, 6.10, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:        Mr. David Zalman

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:        Mr. William T. Luedke IV

                        Ms. Charlotte M. Rasche

If to the Company:

Texas United Bancshares, Inc.

109 North Main Street

La Grange, Texas 78945

Fax No.: (979) 968-6513

Attention:        Mr. L. Don Stricklin

With a copy to:

Powell Goldstein LLP

1201 West Peachtree Street, 14th Floor

Atlanta, Georgia 30309

Fax No.: (404) 572-6999

Attention:         Mr. Walter G. Moeling, IV

                         Ms. Katherine M. Koops

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.11 Consolidation of Agreements. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with the Disclosure Schedules, exhibits and any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

ATTEST:

By:	/s/ Dan Rollins
Dan Rollins
President and Chief Operating Officer

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. Don Stricklin
L. Don Stricklin
President and Chief Executive Officer

ATTEST:

By:	/s/ Erica Vasek
Name:	Erica Vasek
Title:	Banking Officer

[Signature Page to Agreement and Plan of Reorganization]